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                                                                   EXHIBIT 10.14

                      FIRST AMENDMENT TO CREDIT AGREEMENT


     THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of October 30, 1999, by and between SHOE PAVILION CORPORATION, a Washington corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").


                                   RECITALS
                                   --------

     WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of December 1, 1998, as amended from time to time ("Credit Agreement").

     WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

     1. Section 1.1.(a) is hereby amended (a) by deleting "December 1, 2000" as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date "May 30, 2001," and (b) by deleting "Fifteen Million Dollars ($15,000,000.00)" as the maximum principal amount available under the Line of Credit, and by substituting for said amount "Twenty Million Dollars ($20,000,000.00)," with such changes to be effective upon the execution and delivery to Bank of a promissory note substantially in the form of Exhibit A attached hereto (which promissory note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Credit Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.

     2. Section 1.1.(b) is hereby deleted in its entirety, and the following substituted therefor:

          "SECTION 1.1.  (b) Letter of Credit Subfeature. As a subfeature
                             ---------------------------
     under the Line of Credit, Bank agrees from time to time during the term thereof to issue commercial and standby letters of credit for the account of Borrower to finance inventory purchases (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided however, that the form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion; and provided further, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Five Million Dollars ($5,000,000.00). Each Letter of Credit shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by Borrower; provided however, that no Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit Agreement and related documents, if any, required by Bank in connection with the issuance thereof (each, a "Letter of Credit Agreement" and collectively, "Letter of Credit Agreements"). Each draft paid by Bank under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this letter applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any draft is paid by Bank, then Borrower shall immediately pay to Bank the full amount of such draft, together with interest thereon from the date such amount is paid by Bank to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit the following demand deposit accounts maintained by Borrower with Bank for the amount of any such draft: 4038-148840, 4038-148953, 4038-148912, and 7038-148995, or if there are insufficient funds for such purpose in said accounts, any other demand deposit account maintained by Borrower with Bank."

     3. Section 1.5. is hereby deleted in its entirety, and the following substituted therefor:

          "SECTION 1.5. GUARANTIES. All indebtedness of Borrower to Bank shall be guaranteed by Shoe Pavilion, Inc. In the principal amount of Twenty Million Dollars ($20,000,000.00), as evidenced by and subject to the terms of a Continuing Guaranty in form and substance satisfactory to Bank."

     4. Section 4.8.(c) is hereby deleted in its entirety, and the following substituted therefor:

          "(c) EBITDA not less than $5,000,000.00 on a rolling four-quarter basis, determined as of each fiscal quarter end, with "EBITDA" defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense."

     5. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

     6. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

                                        WELLS FARGO BANK,
SHOE PAVILION CORPORATION                 NATIONAL ASSOCIATION


By: ____________________________        By: ____________________________
    Gary Schwartz                           Brian O'Melveny
    Vice President/CFO                      Vice President

WELLS FARGO BANK                                  REVOLVING LINE OF CREDIT NOTE
-------------------------------------------------------------------------------

$20,000,000.00                                              Oakland, California
                                                               October 30, 1999

  FOR VALUE RECEIVED, the undersigned Shoe Pavillion Corporation, ("Borrower") promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at East Bay RCBO, One Kaiser Plaza Suite 860, Oakland, CA 94812, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of $20,000,000.00, or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

  As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

  (a) "Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

  (b) "Fixed Rate Term" means a period commencing on a Business Day and continuing for 1, 2, 3, 6 or 12 months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears Interest determined In relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than $500,000.00; and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

  (c) "LIBOR" means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) determined by dividing Base LIBOR by a percentage equal to 100% less any LIBOR Reserve Percentage.

     (i) "Base LIBOR" means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

     (ii) "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

  (d) "Prime Rate" means at any time the rate of Interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of Interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication of publications as Bank may designate.

INTEREST:

  (a)   Interest.  The outstanding principal balance of this Note shall bear
        --------
Interest (computed on the basis of a 360-day year, actual days elapsed) either
(i) at a fluctuating rate per annum equal to the Prime Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be 1.30000% above LIBOR in effect on the first day of the applicable Fixed Rate Term. When interest is determined in relation to the Prime Rate, each chance in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. With respect to each LIBOR selection option selected hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

  (b)   Selection of Interest Rate Options. At any time any portion of this
        ----------------------------------
Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the and of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Prime Rate, Borrower may convert all of a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At such time as Borrower requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof,

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    and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (i) the Interest rate option selected by Borrower; (ii) the principal amount subject thereto; and (iii) for each LIBOR selection, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone go long as, with respect to each LIBOR selection, (A) Bank receives written confirmation from Borrower not later than 3 Business Days after such telephone notice is given, and (B) such notice is given to Bank prior to 10.00 a.m., California time, on the first day of the Fixed Rate Term. For each LIBOR option requested hereunder, Bank will quote the applicable fixed rate to Borrower at approximately 10:00 a.m., California time, on the first day of the Fixed Rate Term. If Borrower does not immediately accept the rate quoted by Bank, any subsequent acceptance by Borrower shall be subject to a redetermination by Bank of the applicable fixed rate; provided however, that if Borrower fails to accept any such rate by 11:00 a.m., California time, on the Business Day such quotation is given, then the quoted rate shall expire and Bank shall have no obligation to permit a LIBOR option to be selected on such day. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Prime Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.

      (c)    Additional LIBOR Provisions.
             ---------------------------

          (i) If Bank at any time shall determine that for any reason adequate and reasonable means do not exist for ascertaining LIBOR, then Bank shall promptly give notice thereof to Borrower, if such notice is given and until such notice has been withdrawn by Bank, then (A) no new LIBOR option may be selected by Borrower, and (B) any portion of the outstanding principal balance hereof which bears interest determined in relation to LIBOR, subsequent to the end of the Fixed Rate Term applicable thereto, shall bear interest determined in relation to the Prime Rate.

          (ii) If any law, treaty, rule, regulation or determination of a court or governmental authority or any change therein or in the interpretation or application thereof (each, a "Change in Law") shall make it unlawful for Bank (A) to make LIBOR options available hereunder, or (B) to maintain interest rates based on LIBOR, then in the former event, any obligation of Bank to make available such unlawful LIBOR options shall immediately be cancelled, and in the latter event, any such unlawful LIBOR-based interest rates then outstanding shall be converted, at Bank's option, so that interest on the portion of the outstanding principal balance subject thereto is determined in relation to the Prime Rate; provided however, that if any such Change in Law shall permit any LIBOR-based interest rates to remain in effect until the expiration of the Fixed Rate Term applicable thereto, then such permitted LIBOR-based Interest rates shall continue in effect until the expiration of such Fixed Rate Term. Upon the occurrence of any of the foregoing events, Borrower shall pay to Bank immediately upon demand such amounts as may be necessary to compensate Bank for any fines, fees, charges, penalties or other costs incurred or payable by Bank as a result thereof and which are attributable to any LIBOR options made available to Borrower hereunder, and any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

          (iii) If any Change in Law or compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority shall:

          (A) subject Bank to any tax, duty or other charge with respect to any LIBOR options, or change the basis of taxation of payments to Bank of principal, interest, fees or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of Bank); or

          (B) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any office of Bank; or

          (C)  impose on Bank any other condition;

    and the result of any of the foregoing is to increase the cost to Bank of making, renewing of maintaining any LIBOR options hereunder and/or to reduce any amount receivable by Bank in connection therewith, then in any such case, Borrower shall pay to Bank immediately upon demand such amounts as may be necessary to compensate Bank for any additional costs incurred by Bank and/or reductions in amounts received by Bank which are attributable to such LIBOR options. In determining which costs incurred by Bank and/of reductions in amounts received by Bank are attributable to any LIBOR options made available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

      (d)    Payment of Interest. Interest accrued on this Note shall be payable
             -------------------
    on the 1st day of each month, commencing December 1, 1999.

      (e)    Default Interest. From and after the maturity date of this Note, or
             ----------------
    such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to 4% above the rate of Interest from time to time applicable to this Note.

    BORROWING AND REPAYMENT:

      (a)    Borrowing and Repayment. Borrower may from time to time during the
             -----------------------
    term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and

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however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for any Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on May 30, 2001.

  (b)    Advances. Advances hereunder, to the total amount of the principal sum
         --------
available hereunder, may be made by the holder at the oral or written request of
(i) Gary Schwartz, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any account of any Borrower with the holder, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of each Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by any Borrower.

  (c)    Application of Payments. Each payment made on this Note shall be
         -------------------------
credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Prime Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.

PREPAYMENT:

  (a)    Prime Rate. Borrower may prepay principal on any portion of this Note
         ----------
which bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty.

  (b)    LIBOR. Borrower may prepay principal on any portion of this Note which
         -----
bears interest determined in relation to LIBOR at any time and in the minimum amount of $500,000.00; provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

   (i)      Determine the amount of interest which would have accrued each month
            ---------
on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

   (ii)     Subtract from the amount determined in (i) above the amount of
            --------
interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

   (iii) If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Each Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Each Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum 2.000% above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed). Each change in the rate of interest on any such past due prepayment fee shall become effective on the date each Prime Rate change is announced within Bank.

EVENTS OF DEFAULT:

  This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of December 1, 1998, as amended from time to time (the "Credit Agreement"). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an "Event of Default" under this Note.

MISCELLANEOUS:

  (a)     Remedies. Upon the occurrence of any Event of Default as defined in
          --------
the Credit Agreement, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by each Borrower* and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Each Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances,

   * subject to the terms of the Credit Agreement.

charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

  (b)    Obligations Joint and Several. Should more than one person or entity
         -----------------------------
sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

  (c)    Governing Law. This Note shall be governed by and construed in
         -------------
accordance with the laws of the state of California.

  IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

Shoe Pavilion Corporation

By: /s/ [SIGNATURE ILLEGIBLE]^^
   ------------------------------

Title: CHAIRMAN & CEO
       --------------------------

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